                                                                     Exhibit 5.1

           [Letterhead of Kennedy Covington Lobdell & Hickman, L.L.P.]


                                 March 27, 2003


Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

     Re: Public Offering of $100,000,000 Aggregate Principal Amount of 5.30%
         Senior Notes Due 2015

Ladies and Gentlemen:

     You have requested our opinion in connection with (a) the Company's Registration Statement on Form S-3 (Registration No. 333-71003) filed with the Securities and Exchange Commission (the "Registration Statement") and (b) the issuance of $100,000,000 aggregate principal amount of 5.30% Senior Notes due 2015 (the "Notes") of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), pursuant to the terms of an Indenture dated July 20, 1994 between the Company and NationsBank of Georgia, National Association (the initial "Trustee"), as supplemented and restated by a Supplemental Indenture dated March 3, 1995 between the Company and the initial Trustee. All references herein to the "Indenture" are to the Indenture as so supplemented, and all references to the "Trustee" are to Citibank, N.A., which succeeded to all of the rights, powers, duties and obligations of the initial Trustee under the Indenture pursuant to a succession agreement that became effective September 15, 1995. The Notes are being issued and sold pursuant to an underwriting agreement dated March 21, 2003 (the "Underwriting Agreement") by and among the Company and Salomon Smith Barney Inc. and Wachovia Securities, Inc., as representatives of the several underwriters named therein.

     We have made such investigations of law and examined originals or copies of such documents, corporate records, certificates and other instruments that we have deemed necessary or appropriate for purposes of giving the opinions expressed herein.

     Based upon the foregoing, we are of the opinion that the Notes, when issued in accordance with the terms of the Indenture and paid for in accordance with the Underwriting Agreement, will have been legally issued and will constitute binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect that affect the enforcement of creditors' rights generally, fraudulent conveyance and other similar laws, general equitable principles and general standards of commercial reasonableness.

Coca-Cola Bottling Co. Consolidated
March 27, 2003
Page 2

     The opinions set forth herein are limited to matters governed by the federal laws of the United States and the laws of the State of North Carolina, and we express no opinion as to any other laws or the laws of any other jurisdiction.

     This opinion is rendered to you and is solely for your benefit in connection with the issuance of the Notes. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent. We consent to the filing of this opinion as part of the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission today and to the reference to this firm under the caption "LEGAL MATTERS" in the prospectus supplement dated March 21, 2003 forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                 Very truly yours,

                                 /s/ KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.